Exhibit 99.2

COMARCO, INC., #11103737

THIRD QUARTER 2008 EARNINGS

December 13, 2007, 2:00 PM ET

Chairperson: Jenifer Kirtland (EVC)

Operator:

Ladies and gentlemen, thank you for standing by and welcome to the Comarco Third Quarter 2008 conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, December 13th, 2007.

I would now like to turn the conference over to Jenifer Kirtland of EVC Group. Please go ahead ma’am.

Jenifer Kirtland:

Thank you operator. Hello everyone and thank you for joining us for the Comarco Third Quarter 2008 conference call. Before we get started, as a reminder, during the course of this conference call the Company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Statements made during the course of this conference call, which state the Company’s or management’s intentions, hopes, beliefs, expectations, or predictions of future are forward-looking statements. Comarco’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company’s SEC filings, including, but not limited to the Company’s report on Form 10Q for the quarter ended October 31st, 2007. Copies of this document are available from Comarco or the SEC.

And now I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

Tom Franza:	Thank you Jenifer. Thank you all for joining us for Comarco’s third quarter conference call. With me today is Dan Lutz, our CFO.

We announced our third quarter fiscal 2008 results this morning. Revenue for the quarter was $5.0 million with a net loss of $3.1 million, or $0.43 a share. These results are a consequence of the transitional plan for ChargeSource and WTS that we put in place at the beginning of the year.

The dynamics for each business are very different and I will just address each one individually. First ChargeSource. Yesterday we announced our partnership with Lenovo, a leading notebook OEM who will brand and sell our next generation ChargeSource power adapter, designed specifically for their Think Pad accessories business. The ultra-thin 90-watt adapter is an innovative technological achievement and offers users the ability to charge their notebooks and other mobile devices with a single small form factor power adapter. We expect shipments to begin in the first quarter of calendar 2008. The partnership with Lenovo is a very significant development for Comarco and opens the door for additional opportunities for growth.

Our ChargeSource business is in transition as we move from an exclusive reseller relationship to a multi-faceted distribution model. The new model includes direct sales, multiple resellers, distributors and OEM partners. At the beginning of this fiscal year we set a number of key objectives that are required to successfully move to the new ChargeSource distribution model. One, extend the ChargeSource product line to include a low price point, 90 watt, home office power adapter. Two, extend the ChargeSource product line for premium price 90-watt travel power adapter. Three, develop multiple reseller partners and a direct to retail capability for domestic in our near regions. Four, extend the ChargeSource product line with a 90-watt OEM qualified power adapter. And five, win business in the large and growing OEM branded options segment.

We have made excellent progress during the year. For several quarters we have been reporting progress on our first OEM qualified power adapter, custom designed for a leading notebook computer OEM. As I noted at the beginning of my remarks, Lenovo is our first OEM partner with planned delivery starting during the first quarter of calendar 2008. We view this as a breakthrough event for the Company. Lenovo will market the Comarco designed power adapter under its own brand name as an important accessory to its line of Think Pad notebook computers. This represents Comarco’s first OEM platform product and its acceptance opens the door to other opportunities with Lenovo.

We have completed the design of a 90-watt retail travel power adapter and are planning a launch during the first quarter of calendar 2008. We have developed a low price point, 90-watt home office retail product. We expect to launch this product in Q2 of 2008. We are working with a number of resellers as well as directly with retailers to secure placement of our product line domestically and in Europe.

We recognize there are still much to do and many challenges to meet, but as we execute, ChargeSource revenue is expected to grow rapidly.

Now I’ll address WTS. The loss of a major strategic partner severely disrupted the WTS business. Additionally the market for quality of service benchmarking tools has been extremely soft worldwide, resulting in lower revenue and operating losses. With our partner, Ascom, a leader in wireless communication company based in Switzerland, we have spent the past year focused on the co-development of the Symphony benchmarking and competitive analysis system. We have also added new products for optimization and performance monitoring.

Both Ascom and Comarco are actively engaged in marketing the new products, targeting new customers as well as the large install base of Seven.Five customers. As the new products mature and the market rebounds, we expect WTS sales to improve.

Call Box. Finally Call Box revenue declined as compared to a very robust third quarter of the prior fiscal year, in which we executed on multiple upgrade contracts. During the third fiscal quarter we upgraded 269 Call Boxes with digital and/or a text telephony technologies.

We received several new contracts recently that we believe will drive growth in Call Box revenues in our Q4. We will begin work on a $1.6 million contract to upgrade Call Boxes in Riverside County in our fourth quarter. We were also awarded a $1.6 million upgrade contract for upgrades by Kern County, which will also begin soon.

Finally we received a contract to expand the Call Box systems owned by the Metropolitan Transportation Commission, which serves the nine counties of the San Francisco Bay area. This contract, valued at $1.0 million is expected to begin in the first quarter of fiscal 2009 and includes the purchase and installation of 150 Call Boxes on the San Francisco and Oakland Bay Bridges.

In summary we have made substantial progress in positioning our businesses for improved revenue growth and continue to see progress towards our goals. Our financial position remains solid and we ended the third fiscal quarter with $18.2 million in cash.

Before I turn the call over to Dan, I wanted to make some brief comments on the status of the work that we’re doing with our financial advisor. You’ll recall that we engaged Pagemill Partners several months ago to help us evaluate strategic alternatives for our three businesses. The goal of course is to help us rationalize our business lines, improve our long-term financial performance, and enhance shareholder value. We are continuing to work with Pagemill and have engaged in discussions with a variety of strategic and financial organizations that participate in the markets in which we operate.

We don’t expect to be making any further comments on these initiatives until a conclusion regarding the feasibility of specific strategic alternatives is determined.

That concludes my formal remarks. Now I’ll turn the call over to Dan, who will discuss additional details of our financial results. Dan?

Dan Lutz:	Thank you Tom. Good afternoon ladies and gentlemen. As we have now filed our Form 10Q with the SEC, which includes detailed financial information related to each of our three businesses, I’d like to keep my comments brief and focus on certain items for the third quarter. I’ll be happy to field any questions on those items of interest not covered in my comments.

Tom mentioned our revenue for the third quarter of fiscal ‘08, which ended October 31st, 2007 decreased to $5 million, or approximately 56% compared to the third quarter of fiscal ‘07. This quarterly decrease was anticipated and is primarily due to the transition of our ChargeSource and WTS businesses and the winding down of upgrades to the Call Box installed base.

Breaking down revenue by business unit, ChargeSource revenue for the third quarter of fiscal ‘08 was $1.9 million, a decrease of 56% compared with $4.3 million reported for the third quarter of fiscal ‘07. On a sequential basis, ChargeSource revenue increased approximately $1.1 million, or 147% compared to the second quarter of fiscal ‘08, driven by increased sales to Kensington, currently our largest non-exclusive retail reseller.

WTS revenue was $1.2 million in the third quarter of fiscal ‘08, which was down 57% compared with $2.8 million for the third quarter of fiscal ‘07. As Tom mentioned in his opening comments, WTS continues to be impacted by a loss of a major strategic partner and soft demand worldwide.

Finally Call Box revenue totaled $1.9 million for the third quarter of fiscal ‘08, down 55% from $4.3 million reported for the third quarter of fiscal ‘07. As more fully discussed in our Form 10Q, we are close to completing the upgrade cycle of the installed base. We expect to complete work on the final two upgrade contracts for the Call Box systems owned by Riverside and Kern Counties by the first quarter of fiscal ‘09, which ends on April 30th , 2008.

Our net loss for the third quarter of fiscal ‘08 was $2.6 million, or $0.35 per share, which includes non-cash, stock-based compensation totaling approximately $0.2 million, or $0.02 per share.

Selling, general, and administrative expenses for the third quarter of fiscal ‘08 totaled approximately $2.5 million, which was down approximately $0.4 million compared to the third quarter of the prior fiscal year. This quarterly decrease was primarily due to reduced personnel and related costs of the sales and administrative staff supporting our WTS business. Sequentially selling, general, and administrative expenses were relatively flat.

Engineering and support costs for the third quarter of fiscal ‘08 totaled $2.3 million, which was up approximately $0.4 million compared with the third quarter of the prior fiscal year. This quarterly increase was primarily due to our efforts to develop new ChargeSource products for our retail and OEM branded accessory channels and included increased material usage and testing and lab certification fees.

Moving onto the balance sheet, as of October 31st, 2007, which remains strong, we had cash balances totaling $18.2 million and our inventory levels continued to decrease as we delivered on the remaining Call Box upgrade contracts.

Finally our receivables as of the third quarter of fiscal ‘08 increased by approximately $0.7 million compared to the balance as of the prior fiscal quarter and such receivables continue to be of high quality. This increase was primarily driven by increased sales of our ChargeSource products to Kensington.

Now that concludes my comments and now I’d like to turn the call back over to Tom.

Tom Franza:	We could now attempt to take any questions, if there are any.

Operator:	Thank you. Ladies and gentlemen, we’ll now begin the question and answer session. As a reminder, if you have a question please press the star followed by the one on your touchtone phone. If you would like to withdraw your question press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.

Once again ladies and gentlemen if you would like to ask a question please press star one at this time.

We do have a question from the line of Alex Silverman [ph] with Special Situation Fund. Please go ahead.

Alex Silverman:	Hi guys.

Tom Franza:	Hi Alex.

Alex Silverman:	Can you give us a little bit more information in terms of what efforts are being made to tap some of the new distributors outside of Kensington?

Tom Franza:	Yes. We have, during the year and continuing now, have had extensive discussions with several distributors, domestic as well as international, foreign, mostly in the area of distributors. And we are in some detailed discussions with two or three of them today that are likely to end up in distribution deals over the next, probably within the next two or three months.

Alex Silverman:	That’s helpful. Thank you.

Operator:	Thank you. Ladies and gentlemen, once again if you would like to ask a question, please press star one at this time.

Gentlemen, we do not have any further questions at this time. Please continue.

Tom Franza:	Okay well I’d like to thank everyone for coming on the call and we’ll look forward to updating you on our next quarterly call. Thank you very much.

Operator:	Ladies and gentlemen that does conclude our conference for today. You may now disconnect. Thank you for using ACT Conferencing.

END